Exhibit 99.1

500 Glenpointe Centre West

Teaneck, NJ 07666

FOR IMMEDIATE RELEASE

CONTACT: Gordon Coburn

Chief Financial Officer

201-678-2712

Investors: Gordon McCoun

Press: Brian Maddox/Scot Hoffman

Financial Dynamics

212-850-5600

shoffman@fd-us.com

COGNIZANT REPORTS STRONG FIRST QUARTER RESULTS

Exceeds Revenue and Earnings Expectations

Accelerates Momentum in Newer Service Offerings

Raises Outlook for Full Year 2006

Teaneck, NJ – May 3, 2006 – Cognizant Technology Solutions Corporation (NASDAQ: CTSH), a leading provider of IT services, today announced its financial results for the first quarter ended March 31, 2006.

Highlights – First Quarter 2006

•	Quarterly revenue increased to $285.5 million, up 57% from the year-ago quarter.

•	Quarterly diluted EPS on a GAAP basis was $0.32.

•	Quarterly diluted EPS on a non-GAAP basis, excluding the impact of stock-based compensation expense, was $0.36, compared to $0.22 in the year-ago quarter.

Revenue for the first quarter increased to $285.5 million, up 11% from $256.9 million in the fourth quarter of 2005, and up 57% from $181.7 million in the first quarter of 2005. GAAP net income was $47.2 million, or $0.32 per diluted share. Net income for the first quarter increased to $53.6 million on a non-GAAP basis, or $0.36 per diluted share, compared to $32.0 million, or $0.22 per diluted share, in the first quarter of 2005. GAAP operating margin for the quarter was 18.6%. Non-GAAP operating margin was 21.3%, slightly above the Company’s targeted 19 to 20% range, due to greater than expected revenue growth. Reconciliations of non-GAAP measures to GAAP operating income, net income, and EPS are included at the end of this release.

“We are pleased with our outstanding financial performance during the quarter and our strong start to 2006,” said Lakshmi Narayanan, President and CEO of Cognizant. “Our first quarter results were driven by escalating demand for our integrated set of services across our entire range of industry verticals. We experienced strong growth in our newer verticals, especially media and telecommunications, and strengthened our leadership positions in financial services, healthcare and life sciences, stemming from our continued investment in building deep relationships with our customers.”

Mr. Narayanan continued, “The quarter was also characterized by an increase in customer spending on strategic development initiatives, and we experienced strong sequential revenue growth across the full range of our service offerings, especially ERP, CRM, testing and data warehousing. Overall, Cognizant’s first quarter results further build on our track record of successfully managing our industry-leading growth through our integrated and seamless onsite/offshore delivery model. We are confident that our commitment to cultivating deep client relationships and demonstrated success in strengthening their businesses through delivering comprehensive IT solutions will enable Cognizant to sustain our superior growth rate throughout 2006.”

2006 Outlook – Second Quarter & Full Year

Based on current visibility, the Company is now providing the following guidance:

•	Second quarter 2006 revenue anticipated to be at least $317 million.

•	Second quarter 2006 diluted EPS expected to be approximately $0.33 on a GAAP basis, and $0.36 on a non-GAAP basis, which excludes the impact of stock-based compensation expense.

•	Fiscal 2006 revenue now anticipated to be at least $1.3 billion.

•	Fiscal 2006 diluted EPS expected to be at least $1.37 on a GAAP basis.

•	Fiscal 2006 diluted EPS expected to be at least $1.52 on a non-GAAP basis, which excludes the impact of stock-based compensation expense.

•	Total headcount by end of 2006 expected to exceed 35,000.

“Our strong first quarter results and increasingly diversified revenue stream reflect the successful execution of our long-standing strategy of reinvesting in the future growth of the business,” said Gordon Coburn, Chief Financial Officer of Cognizant. “As we said last quarter, we have been investing heavily in our infrastructure and training programs to build out our vertical expertise and service-area capabilities, as well as our geographical presence. These investments have enabled us to deploy the right resources and deliver high quality solutions that meet the unique business needs of our clients. Based on our continued success in winning new strategic clients and expanding our existing relationships, combined with the overall positive demand environment, we have increased our revenue and earnings expectations for Fiscal 2006.”

Conference Call

Cognizant will host a conference call today, May 3, at 10:00 a.m. (ET) to discuss the Company’s quarterly results. To listen to the call please dial (888) 652-6834 domestically or (706) 679-3288 internationally. The call will also be broadcast live via the Internet at Cognizant’s web site, www.cognizant.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software. A replay will be made available on the web site at www.cognizant.com or by calling (800) 642-1687 for domestic callers and (706) 645-9291 for international callers and entering “8093905” from two hours after the end of the call until 11:59 p.m. (ET) on May 10, 2006.

About Cognizant

Cognizant (NASDAQ: CTSH) is a leading provider of IT services. Focused on delivering strategic information technology solutions that address the complex business needs of its clients, Cognizant uses its own on-site/offshore outsourcing model to provide applications management, development, integration, and reengineering; infrastructure management; business process outsourcing; and numerous related services, such as enterprise consulting, technology architecture, program management, and change management.

Cognizant’s more than 27,000 employees are committed to partnerships that sustain long-term, proven value for customers by delivering high-quality, cost-effective solutions through its development centers in India and on-site client teams. Cognizant maintains P-CMM and SEI-CMM Level 5 assessments from an independent third-party assessor, was recently named one of Forbes’ Best Small Companies in America for the fourth consecutive year, and ranked among the top information technology companies in BusinessWeek’s Hot Growth Companies. Cognizant is a member of the NASDAQ-100 Index. Find additional information about Cognizant at www.cognizant.com.

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in our most recent Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

-tables to follow-

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

					Three Months Ended March 31, 2005 US GAAP
	Three Months Ended March 31,
	2006 US GAAP	Adjustments		2006 Non-GAAP
Revenues	$285,479	$—		$285,479	$181,681
Cost of revenues	158,588	(3,147	)(a)	155,441	97,994

Gross profit	126,891	3,147		130,038	83,687
Selling, general and administrative expenses	66,705	(4,455	)(a)	62,250	41,410
Depreciation and amortization expense	7,030	—		7,030	5,090

Income from operations	53,156	7,602		60,758	37,187

Other income (expense):
Interest income	3,437	—		3,437	1,840
Other income / (expense), net	(41)	—		(41)	(124)

Total other income / (expense)	3,396	—		3,396	1,716

Income before provision for income taxes	56,552	7,602		64,154	38,903
Provision for income taxes	9,388	1,133	(a)	10,521	6,925

Net income	$47,164	6,469		$53,633	$31,978

Basic earnings per share	$0.34	$0.05		$0.38	$0.24

Diluted earnings per share	$0.32	$0.04		$0.36	$0.22

Weighted average number of common shares outstanding	139,665	139,665		139,665	134,485

Weighted average number of common and dilutive shares outstanding	149,354	149,354		149,354	145,821

In addition to its reported operating results in accordance with U.S. generally accepted accounting principles (GAAP), Cognizant has included in the table above non-GAAP operating measures that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the company’s results. The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP column above for the three months ended March 31, 2006 reflects the following adjustment:

(a)	To exclude stock-based compensation expense under FAS 123R, and related income tax benefit, recorded in the quarter ended March 31, 2006.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

(In thousands)

	March 31,	December 31,
	2006	2005
Assets
Current Assets
Cash and cash equivalents	$165,362	$196,938
Short-term investments	257,186	227,063
Trade accounts receivable, net of allowances of $2,325 and $2,325, respectively	184,356	153,971
Unbilled accounts receivable	33,327	22,725
Deferred income tax assets, net	43,847	42,752
Other current assets	25,055	19,974

Total Current Assets	709,133	663,423
Property and equipment, net	161,577	146,982
Goodwill	18,270	18,223
Other Intangible assets, net	15,803	16,277
Deferred income tax assets, net	19,641	17,247
Other assets	9,903	7,741

Total Assets	$934,327	$869,893

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$21,439	$16,420
Accrued expenses and other liabilities	117,435	137,375

Total Current Liabilities	138,874	153,795
Other noncurrent liabilities	2,302	1,953

Total Liabilities	141,176	155,748

Stockholders’ Equity	793,151	714,145

Total Liabilities and Stockholders’ Equity	$934,327	$869,893

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